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Exhibit 10-41

EXECUTION COPY

AGREEMENT
REGARDING VARIOUS MATTERS INVOLVING OR AFFECTING
RATES FOR ELECTRIC SERVICE OFFERED
BY COMMONWEALTH EDISON COMPANY

Dated as of March 3, 2003

AGREEMENT
REGARDING VARIOUS MATTERS INVOLVING OR AFFECTING
RATES FOR ELECTRIC SERVICE OFFERED
BY COMMONWEALTH EDISON COMPANY

Table of Contents

1.	Definitions		2
2.	Market Value Index		2
	(a)	General Adjustments	2
	(b)	Capacity Adjustments	3
	(c)	Zone Pricing	5
	(d)	Procedure	6
	(e)	Annual MVEC/CTC Set	7
	(f)	Multi-Year MVEC/CTC Set	8
	(g)	Triggers	10
	(h)	No Negative CTCs	13
3.	Default Rates		13
	(a)	Rate HEP—Hourly Energy Pricing	13
	(b)	Rate MEP—Monthly Energy Pricing	14
4.	Delivery Service Tariff Case		14
	(a)	Rates through 2006	14
	(b)	Rates After 2006	15
	(c)	No Capital Disallowance	15
	(d)	DST Proposed Order and Related Documents	16
5.	1999 Delivery Service Case		16
6.	Rider 25 (Space Heat)		17
	(a)	CTCs	17
	(b)	PowerPath Web Site	17
7.	Provider of Last Resort		17
	(a)	No Challenge to ICC Interim Order	18
	(b)	No Challenge to Rate 6L Tariff Filing	18
	(c)	Rate HEP	18
	(d)	3 MW or Greater	19
	(e)	1 MW or Greater	20
8.	Power Purchase Agreement		20
	(a)	Full Requirements Power Purchase Agreement	20
	(b)	Decommissioning	21
9.	Program and Research Funding		22
	(a)	Program Funding	22
	(b)	Research Funding	23
	(c)	Emergency Generator Fund	23
10.	Rider GCB—Governmental Consolidated Billing		24
11.	CTA Rate Issues		24
12.	Green Power		25
13.	Street Lighting		25
14.	Approval and Support, and Effectiveness of, this Agreement		25
	(a)	Support	25
	(b)	Effectiveness	27
	(c)	Post-Effectiveness Support	28
15.	Conditional Rehearing Requests		29
16.	Public Interest		30

ii

17.	Amendment	30
18.	Governing Law and Forum Selection	30
19.	Agreement	30
	(a) No Admissions	30
	(b) No Precedental Value	31
	(c) Effectiveness of this Section	32
20.	Post-Transition Procurement	32
21.	Headings; Interpretation	32
22.	Execution	33
23.	Authority	33
24.	Entire Agreement	33
25.	Successors and Assigns	34
26.	Third Party Beneficiaries	34

APPENDIX—Definitions

EXHIBITS:

Exhibit A—MVI Motion
Exhibit B—MVI Testimony, including proposed order language
Exhibit C—[Intentionally omitted]
Exhibit D—MVI Stipulation
Exhibit E—HEP Motion
Exhibit F—HEP Testimony
Exhibit G—HEP Proposed Order
Exhibit H—HEP Stipulation
Exhibit I—MEP Supporting Letters
Exhibit J—DST Motion
Exhibit K—DST Hill Testimony and exhibits
Exhibit L—DST Alongi/Kelly Testimony and exhibit
Exhibit M—DST Proposed Order
Exhibit N—DST Stipulation
Exhibit O—DST Withdrawals of Testimony
Exhibit P—Tariff Provisions, including MEP
Exhibit Q—[Intentionally omitted]
Exhibit R—3MW Appeal Motion for Voluntary Dismissal
Exhibit S—Part 285 Provisions

[Exhibits omitted from this filing.]

iii

AGREEMENT
REGARDING VARIOUS MATTERS INVOLVING OR AFFECTING
RATES FOR ELECTRIC SERVICE OFFERED
BY COMMONWEALTH EDISON COMPANY

        THIS AGREEMENT REGARDING VARIOUS MATTERS INVOLVING OR AFFECTING RATES FOR ELECTRIC SERVICE OFFERED BY COMMONWEALTH EDISON COMPANY (this "Agreement") has been reached by the parties indicated on the signature pages below (collectively, the "Parties").

Preliminary Statement

        The Parties have discussed approaches to various matters involving or affecting rates for electric service offered by Commonwealth Edison Company ("ComEd" or "Company"). These discussions have led to the development of a framework for achieving and implementing a result that the Parties believe to be a reasonable and equitable approach to their respective concerns and interests and that will affirmatively benefit users of electricity and the public interest accordingly. The Parties desire (i) to memorialize that framework and the result to be achieved and (ii) to set forth a coordinated procedure for handling and accomplishing the filings and proceedings necessary to implement that result. Various of the Parties believe that implementation of the provisions of this Agreement will promote the development of economic competition in the supply of electricity, will promote energy efficiency and the use of renewable resources and will introduce more stability and certainty with respect to the pricing and costs of that electricity. Thus, the Parties, intending to be legally bound and acknowledging the benefit to be derived from the mutual promises contained herein, agree as follows:

        1.    Definitions

        In addition to the capitalized terms defined elsewhere in this Agreement, certain capitalized terms shall have the meanings given those terms in the Appendix to this Agreement.

        2.    Market Value Index

            (a)    General Adjustments

        The Proposed MVI Methodology (and the HEP, MEP or other default rate methodology, if applicable) shall be adjusted as follows:

  •
  In the calculation of the Hourly Prices for the MVEC, the zeroes or negative values in the PJM data shall be replaced by the average of the positive values just before and just after any zero or negative values;

  •
  ComEd will allocate its adjustment to the MVEC component related to sales and marketing costs in proportion to the kWh usage for a customer class instead of in proportion to the number of customers in the class;

  •
  ComEd's rates for delivery services will be used as the basis for the delivery services credit in the CTC formula; and all CTCs, including CTCs subject to multi-year MVECs, will be adjusted to reflect changes in Rate RCDS and FERC-approved changes in Transmission rates as provided in ComEd's Rider TS—Transmission Service;

  •
  The Proposed MVI Methodology shall be adjusted to reflect changes, if any, in the transmission loss calculation from the ComEd open access transmission tariff to the PJM open access transmission tariff; and

  •
  On and after PJM Day 2, an increase of 0.45 mils/kWh will be made to all annual and multi-year MVECs, including MVECs that have already been set. In addition, ComEd shall exclude from the calculation of Rider TS Transmission Services Charge PJM congestion

1

    management fees and administrative fees under current Schedules 9-1, 9-2, 9-3, 9-4, 9-5 and 9-6 of PJM's Open Access Transmission Tariff or successor schedules that provide for recovery of the same administrative charges assessed to ComEd for transmission services used to serve customers taking service under Rider PPO-MI, Rider ISS, and Rider MEP.

ComEd shall advocate before PJM and all relevant regulatory agencies that wholesale power purchase agreements with firm liquidated damages provisions shall continue to be accepted for purposes of securing network transmission service after PJM Day 1 up to PJM Day 2.

            (b)    Capacity Adjustments

        The following capacity adjustments will be made to the Proposed MVI Methodology, on or after PJM Day 2:

            (i)  If ComEd is using an MVI methodology based on firm liquidated damages transactions into a load zone that has no mandatory capacity requirement, then an incremental capacity adjustment will be made based on the applicable capacity auction value less 0.25 mils/kWh to all annual and multi-year MVECs, including MVECs that have already been set (provided, however, that the adjustment will never be negative—i.e., if the applicable capacity auction value is equal to or less than 0.25 mils/kWh, there will be no adjustment).

          (ii)  If ComEd is using an MVI methodology that utilizes market data for traded electricity products which have defined delivery points within an operating RTO and such RTO has a mandatory capacity requirement, then a full capacity adjustment will be made based on the applicable capacity auction value to all annual and multi-year MVECs, including MVECs that have already been set.

          (iii)  In any case, a prospective-only adjustment for capacity will be made to the two multi-year MVEC/CTC lock-in options elected by customers in 2003 (i.e., the two-year MVEC lock-in option for the period from June 2003 through May 2005 and the 43-month MVEC lock-in option for the period from June 2003 through December 31, 2006). That adjustment will be based on PJM's annual capacity auction for 20041 and will be reduced by 0.25 mils/kWh to reflect, for the purposes of this Agreement, a value for capacity already included in the MVI methodology used for those two MVEC lock-in options (provided, however, that the combination of the PJM capacity auction value and the 0.25 mils/kWh reduction will not result in a negative adjustment—i.e., if the PJM capacity auction value is equal to or less than 0.25 mils/kWh, there will be no adjustment).

If PJM's 2004 capacity auction includes a three-year product, that auction value will be used as the basis for the adjustment applicable to the 6/03-12/06 43-month MVEC/CTC set (less 0.25 mils).

The Parties (other than the GCI Parties) will advocate before PJM that PJM hold a capacity auction each January and that such auction include a three-year capacity product. The GCI Parties shall not oppose the efforts of the other Parties described in the preceding sentence. All Parties will support or not oppose ComEd's efforts to join PJM.

            (c)    Zone Pricing

        It is the intent of the Parties (other than the GCI Parties) to advocate with PJM and all relevant regulatory agencies, that for load purposes, the current ComEd control area be treated as a single load zone; and the GCI Parties shall not oppose the efforts of the other Parties described in this sentence. If adequate market data, meaning volume no less than 70% of the volumes accounted for by the Cinergy contracts relied upon for the calculations carried out for Period A in 2003, becomes available to establish reliable, transparent forward prices for a ComEd trading hub as defined by PJM, it is the intent of the parties to recommend further modifications to the MVI methodology to incorporate use of that market data, so long as a reasonable estimation of the basis differential between the ComEd trading hub and the ComEd load zone is included in the methodology. The Parties recognize such a change to the MVI methodology requires approval by the Illinois Commerce Commission (the "ICC" or "Commission"); and the Parties (other than the GCI Parties) agree to support such proposal before the Commission, and the GCI Parties shall not oppose the efforts of the other Parties described in this sentence. If there is not sufficient data that reflects the forward market price for a ComEd trading hub as defined by PJM, the delivery point used in the current methodology ("into Cinergy") will be used in the MVI methodology. In such a case, the basis differential will be modified to provide a reasonable estimation of the difference in prices from the "into Cinergy" trading hub, and the ComEd load zone. The Parties (other than the GCI Parties) will jointly request PJM to provide such reasonable estimation of such difference in prices and the basis differential mentioned above; and the GCI Parties shall not oppose the efforts of the other Parties described in this sentence. If PJM fails to do so, then ComEd will provide such estimation and such basis differential. ComEd shall not have multiple load zone MVECs unless multiple load zones are imposed by PJM or a regulatory agency.

            (d)    Procedure

        MVECs for ComEd's Applicable Period A will be published on April 21 in 2003 and February 1 in 2004, 2005 and 2006. The MVEC/CTC set on February 1, 2006, will be a 7-month set that will apply from June 2006 through December 31, 2006. All otherwise eligible customers will have 75 days after MVECs are published to sign up for ComEd's Applicable Period A PPO or RES service under a multi-year MVEC/CTC. The following two procedural exceptions will be permitted during the 75-day window in 2003 only in order to ensure that customers have an adequate amount of time to evaluate their options:

          (1)  ComEd will permit a RES-supplied customer to convert from the 2003 annual MVEC/CTC to its selected multi-year MVEC/CTC lock-in option on the customer's next regularly scheduled meter reading date after the 75-day window, provided that ComEd receives notice from the customer of its option election within the 75-day window, and

          (2)  ComEd will permit a customer taking service under the PPO for 2003 Period A to terminate its PPO contract and begin RES-supplied service, provided that ComEd receives notice from the customer of this election within the 75-day window. The customer may select RES-supplied service under either an annual MVEC/CTC or, if available to the customer, a multi-year MVEC/CTC. The customer's RES-supplied service shall begin on the next regularly scheduled meter reading date after ComEd receives the notice and after the 7-day Direct Access Service Request switching rules are followed.

ComEd shall perform individual CTC calculations for customers with demands of 400 kW and above (except for Rider GCB customers with demands less than 3 MW). Annual and multi-year CTC calculations for customers with demands of 400 kW and above will be available April 21, 2003.

            (e)    Annual MVEC/CTC Set

        ComEd shall add 2.25 mils/kWh to the Proposed MVI Methodology as part of this Agreement. This change (as modified by the adjustments, if any, to be made under Section 2(f) and 2(g) below) will be made effective with the commencement of the 2003 Applicable Period A and will also be utilized in 2003 Applicable Period B and thereafter throughout the mandatory transition period (i.e., through December 31, 2006).

            (f)    Multi-Year MVEC/CTC Set

            (i)  ComEd shall offer the following multi-year MVEC/CTC lock-in options to all customers who are eligible (including customers taking service under Rider GCB) for individually calculated

  CTCs. ComEd shall provide on the indicated Offer Date an MVEC/CTC lock-in option for the indicated period(s) with the indicated additional adder(s):

Offer Date — 1st Business Day Following	MVEC/CTC Period	Period MBP = Monthly Billing Period	Adder
April 21, 2003	24-months	June 2003 MBP through May 2005 MBP	0.5 mil/kWh (total of 2.75 mil/kWh)
April 21, 2003	43-months	June 2003 MBP through December 31, 2006	1.0 mil/kWh (total of 3.25 mil/kWh)
February 1, 2004	31-months	June 2004 MBP through December 31, 2006	0.5 mil/kWh (total of 2.75 mil/kWh)
February 1, 2005	19-months	June 2005 MBP through December 31, 2006	None (total of 2.25 mils/kWh)

The customer must elect service under these lock-in options within 75 days of the date the applicable MVEC/CTC set is published. The lock-in options set forth in the first two rows of the foregoing table will also be available one time to all customers subject to class-based CTCs who were receiving RES-flowed electricity on December 31, 2002.

          (ii)  ComEd shall use the same methodology for establishing MVECs under the preceding Section 2(f)(i) as it uses for establishing one-year MVECs (except as modified below). ICE and Platt's forwards coinciding with the applicable period of the multi-year lock-in option shall be the source of data (unless replaced or supplemented by other data sources in the future). Where monthly data is not available for future years, calendar data will be used to establish annual prices that will be shaped using available monthly data from earlier years.

          (iii)  The Parties (other than the GCI Parties) agree that:

  •
  it is just and reasonable for customers who elect service under any of the multi-year MVEC/CTC lock-in options listed in the table in Section 2(f)(i) above, as a result of such election, to forego any other right such customer may have had to take service under ComEd's bundled rates or power purchase option ("PPO") during the term of the multi-year MVEC/CTC lock-in option agreement and

  •
  the PPO shall not be available as a source of supply for customer loads served under multi-year MVEC/CTC lock-in option agreements.

Customers that elect multi-year MVECs/CTCs lock-in options must confirm that they are foregoing these rights. The GCI Parties shall not oppose the concepts set forth in this Section 2(f)(iii).

          (iv)  ComEd shall allow customers under a multi-year MVEC/CTC lock-in option agreement to take service under Rate HEP or MEP (if otherwise available), or other default rate, if available, if their supplier defaults or submits a "drop" Direct Access Service Request to ComEd. In the event of a supplier default, the customer shall retain the right to take service under Rider ISS for up to three billing periods while seeking another supplier. However, only if the Rider ISS customer returns to RES service during those three billing periods will the customer retain such customer's originally elected multi-year MVEC/CTC lock-in option for the duration of its term.

            (g)    Triggers

        The Parties accept the following "triggers" for a change in adders from those set forth in Sections 2(e) and 2(f) above (it being understood that megawatt-hours of consumption of all customers being served by RESs affiliated with ComEd shall be excluded from the calculations below which are relevant to the "triggers"). The calculations relevant to the triggers referred to below will be released by ComEd as soon as practical after the first business day of January in 2004, 2005, and 2006, but not later that February 1. In addition, ComEd will submit to the ICC Staff for verification the methodology used to determine each of the 2002 Base Consumption and 2003, 2004, and 2005 Annual Consumption figures.

            (i)  If the 2003 Annual Consumption is at least 10% less than the 2002 Base Consumption, then the adder for the 31-month MVEC/CTC lock-in option for the June 2004 monthly billing period through December 31, 2006 will be increased by 1.0 mil (i.e., from 2.75 mils to 3.75 mils). Regardless of the 2003 Annual Consumption, if the 2004 Annual Consumption is at least 20% less that the 2002 Base Consumption, then the adder for the 19-month MVEC/CTC lock-in option for the June 2005 monthly billing period through December 31, 2006 will be increased by 1.0 mil (i.e., from 2.25 mils to 3.25 mils).

          (ii)  If the 2003 Annual Consumption is at least 20% greater than the 2002 Base Consumption, then the 2004 annual MVEC adder will be decreased by 0.5 mils (i.e., from 2.25 mils to 1.75 mils) and the adder applicable to the 31-month MVEC/CTC lock-in option for the June 2004 monthly billing period through December 31, 2006 also will be decreased by 0.5 mils (i.e., from 2.75 mils to 2.25 mils). Regardless of the 2003 Annual Consumption, if the 2004 Annual Consumption is at least 28% greater than the 2002 Base Consumption, then the 2005 annual MVEC adder will be decreased by 0.5 mils (i.e., from 2.25 mils to 1.75 mils) and the 19-month MVEC/CTC lock-in option for the June 2005 monthly billing period through December 31, 2006 also be decreased by 0.5 mils (i.e., a decrease from 2.25 mils to 1.75 mils). Regardless of the 2003 Annual Consumption and 2004 Annual Consumption, if the 2005 Annual Consumption is at least 33% greater than the 2002 Base Consumption, then the adder for the 7-month MVEC/CTC lock-in option for the June 2006 monthly billing period through December 31, 2006 will be decreased by 0.5 mils (i.e., from 2.25 mils to 1.75 mils).

          (iii)  If the differences between the 2002 Base Consumption, on the one hand, and the 2003 Annual Consumption, 2004 Annual Consumption, and 2005 Annual Consumption, respectively, on the other hand, are within the percentages identified above (e.g., for 2004, if the 2003 Annual Consumption is between 10% less than and 20% greater than the 2002 Base Consumption, for 2005, if the 2004 Annual Consumption is between 20% less than and 28% greater than the 2002 Base Consumption, or for 2006, if the 2005 Annual Consumption is less than 33% greater than the 2002 Base Consumption), then the adders provided in Sections 2(e) and 2(f) above will apply without adjustment.

          (iv)  Set forth below are charts that depict the adders to be applied for each year and each MVEC/CTC lock-in option through the transition period, along with possible adjustments for consumption, as set forth above:

	APRIL '03	FEB '04	FEB '05	FEB '06
1 YR ADDER	2.25 mils	2.25 mils	2.25 mils	2.25 mils
TRIGGER (Y/N)	NO	YES	YES	YES
ADDER W/TRIGGER	N/A	Down only to 1.75 mil	Down only to 1.75 mil	Down only to 1.75 mil
2 YR ADDER	2.75 mils	N/A	N/A	N/A
TRIGGER (Y/N)	NO	N/A	N/A	N/A
ADDER W/TRIGGER	N/A	N/A	N/A	N/A

END OF TERM ADDER	3.25 mils	2.75 mils	2.25 mils	N/A
TRIGGER (Y/N)	NO	YES	YES	N/A
ADDER W/TRIGGER	N/A	2.25—3.75 mils	1.75—3.25 mils	N/A
Trigger Mechanism	APRIL '03	FEB '04	FEB '05	FEB '06
April '03	NONE
FEB '04
NARFP › 120% of base		Annual and End of Term 31-month adders both reduced by 0.5 mil to 1.75 and 2.25 mils
NARFP ‹ 90% of base		End of Term 31-month adder increased by 1.0 mil to 3.75 mils.
FEB '05
NARFP › 128% of base			Annual and End of Term 19-month adders both reduced by 0.5 mil to 1.75 mils.
NARFP ‹ 80% of base			End of Term 19-month adder increased by 1.0 mil to 3.25 mils.
FEB '06
NARFP › 133% of base				Annual adder reduced by 0.5 mil to 1.75 mils

        "NARFP" = Non-Affiliated RES Flowed Power (annual kWh consumption of non-affiliated RES customers as of the first business day of each year including Rider ISS customers if they were receiving RES-flowed power, other than from a ComEd RES affiliate, immediately prior to being placed on Rider ISS).

        "base" = annual Kwh consumption of all NARFP customers as of January 2, 2003.

            (h)    No Negative CTCs

        Nothing in this Agreement is intended to alter or waive the provision of 220 ILCS 5/16-102 providing that "the transition charge shall never be less than zero".

        3.    Default Rates

            (a)    Rate HEP—Hourly Energy Pricing

        Rate HEP (as modified by proposed amendments that have been refiled on or about November 25, 2002, for consideration in ICC Docket No. 02-0479, pursuant to the Interim Order, as modified to adopt an rate design modeled after Rate IPP, and as further modified to account for other changes to be effected pursuant this Agreement, as reflected in the Exhibits to this Agreement) will remain available to those customers with a demand for electricity of three megawatts or more (and other eligible customers) at least through December 31, 2006.

            (b)    Rate MEP—Monthly Energy Pricing

        A monthly energy pricing service will be available to those customers who, as a result of a competitive service declaration, lose their opportunity to return to Rate 6L. The rate will be offered only through December 31, 2006. The Parties agree that the MEP tariff provisions attached as part of Exhibit P (Tariff Provisions, including MEP) accurately reflect the agreement of the Parties in that regard.

        4.    Delivery Service Tariff Case

            (a)    Rates through 2006

            (i)  The Parties acknowledge that the delivery service (DST) rates set forth in the Exhibit to this Agreement reflect their agreement as to the manner in which delivery service rates are to be determined based upon (i) a 2000 test year revenue requirement of $1,517,000,000 and (ii) 2000 test year sales. The Parties agree that the rates should become effective with the June monthly billing period beginning in 2003 and remain in effect through December 31, 2006, subject to the 15% revenue requirement test described in clause (ii) below.

          (ii)  The Parties agree that ComEd will report, by April 30, 2005, its state-jurisdictional revenue requirement for the calendar 2004 test year with appropriate 2005 pro-forma adjustments. Development of revenue requirement will generally follow the rules of the ICC contained in 83 Ill. Adm. Code Part 285 as it exists on the date of this Agreement, as described in Exhibit Q (Part 285 Provisions). If the DST revenue based on the 2005 DST rates set forth in the Exhibits to this Agreement as applied to forecasted 2005 billing determinants is more than 15% higher or lower than the reported 2005 DST state-jurisdictional revenue requirement (2004 test year with appropriate 2005 pro-forma adjustments), any Party may petition the ICC to open a proceeding to establish new DST rates effective January 1, 2006, with the applicable burden of proof given the nature of the proceeding. If a Party so petitions the ICC, other Parties may intervene in and oppose or support the petition. For purposes of this proceeding, however, the Parties agree that the DST rate design set forth in the Exhibits to this Agreement will be maintained during the term of this Agreement and is just and reasonable.

            (b)    Rates After 2006

        ComEd may file for new delivery service tariff rates having an effective date on or after January 1, 2007.

            (c)    No Capital Disallowance

        The Parties agree that no capital disallowance, based on prudence or otherwise, should be made or entered in connection with the proceedings pending in ICC Docket No. 01-0664 relating to the audit of ComEd's test year expenditures or in ICC Docket No. 01-0423 relating to delivery service rates, other than as indicated on Appendix A to Exhibit M (DST Proposed Order) and that the plant to be reflected in the ComEd's delivery services rates, as indicated on said Appendix A, shall be considered prudent, just and reasonable, and used and useful in future rate proceedings.

            (d)    DST Proposed Order and Related Documents

        The Parties (other than the GCI Parties) acknowledge that (i) the GCI Parties are reviewing the documents contemplated by this Agreement to be filed in the DST proceeding currently pending in ICC Docket No. 01-0423, consisting of the documents attached to this Agreement as Exhibits J through N (inclusive) and (ii) the GCI Parties may have changes to those documents before they are filed as contemplated by this Agreement. As long as those changes do not change the principles set forth in this Section 4 and are acceptable to ComEd, the Parties authorize ComEd to attach amended forms of those documents, reflecting those changes, in place of the current Exhibits to this Agreement and further authorize ComEd to file such amended documents in ICC Docket No. 01-0423.

        5.    1999 Delivery Service Case

        ComEd has filed an appeal of the order entered by the ICC in Ill. C.C. Dkt. 99-0117 that is currently pending in the Illinois Appellate Court as case no. 02020349 (the "Pending Appeal"). As part of the coordinated approach to the various matters addressed in this Agreement, the Parties have agreed that ComEd may fully present its appeal, without prejudice, if this Agreement does not become effective as provided in Section 14. If all of the ICC orders required to be entered as a condition of the effectiveness of this Agreement are entered on or before March 21, 2003, then not later than three days after those orders are no longer subject to rehearing, ComEd shall file a motion voluntarily dismissing its appeal in the Pending Appeal.

        6.    Rider 25 (Space Heat)

            (a)    CTCs

        The Parties agree that the billing effects of Rider 25 have been and will continue to be incorporated into the determination of CTCs, including individual CTCs for those customers to whom individual CTCs apply, for customers whose bundled service was taken under Rider 25. This will also apply to all customers that are affected by the lowering of individual CTCs to the proposed level of 400 kW.

            (b)    PowerPath Web Site

        On or before April 21, 2003, ComEd shall, on the PowerPath web site:

            (i)  implement a Rider 25 customer flag that indicates those delivery services customers that were previously served under Rider 25; and

          (ii)  make available Rider 25 meter usage data for those customers that are served under Rider 25.

        7.    Provider of Last Resort

        A transition to competition in the sale of electricity in the State of Illinois should be reasonably balanced with customer concerns for reliability and price stability. The following provisions are a balanced approach to those concerns:

            (a)    No Challenge to ICC Interim Order

        The Parties shall not appeal or otherwise challenge the ICC's Interim Order dated November 14, 2002, entered in ICC Docket No. 02-0479 ("Interim Order") or any final order in that docket containing findings consistent with the Interim Order. Those Parties that have already appealed the Interim Order shall follow the procedures listed in Section 5, above, to effect a dismissal of those appeals ("Pending POLR Appeal") as if the term "Pending Appeal" used in that Section referred to those appeals.

            (b)    No Challenge to Rate 6L Tariff Filing

        The Parties shall not oppose or otherwise challenge ComEd's tariff filing of November 25, 2002, which made changes to ComEd's Rate 6L tariff provisions to implement the Interim Order.

            (c)    Rate HEP

        ComEd's proposed amendments to its Rate HEP (as refiled on November 25, 2002, for consideration in ICC Docket No. 02-0479 pursuant to the Interim Order, as modified to adopt a rate design modeled after Rate IPP, and as further modified to account for other changes to be effected pursuant this Agreement) are reflected in the Exhibits to this Agreement. The Parties shall withdraw any challenges to those amendments and shall not propose other challenges or changes that would go into effect prior to December 31, 2006.

            (d)    3 MW or Greater

        The ICC opened a proceeding, ICC Docket No. 03-0056, "to monitor the ongoing development of the marketplace for customers 3MW and greater." Except as noted below in this subsection, the Parties agree, and shall support in the workshop, the concepts that:

  •
  the data recommended by Staff, together with other data reported by ComEd, is sufficient to give the ICC and the Parties what they need to look at the market

  •
  the due date for reports should be extended 15 days

  •
  the reporting requirements established in this proceeding should terminate at the end of the transition period

  •
  the ICC should close the docket (not necessarily terminate the reporting) as soon as the reporting requirements are established so that the monitoring can take place outside the restrictions on Commissioners applicable to a docketed proceeding.

The foregoing shall apply to the GCI Parties except that, in the case of the last bulleted concept, it is understood that the GCI Parties shall only be obligated not to oppose that concept. Any Party may petition to open a specific investigation if it can demonstrate that significant detrimental changes have taken place affecting customer choice in the marketplace for customers with a demand for electricity of three megawatts or more.

            (e)    1 MW or Greater

        The Parties shall not oppose a petition to declare competitive the provision of Rate 6L service to customers with a demand for electricity of one megawatt or more that will be filed by ComEd in June 2004 or thereafter, provided that the evidence of market conditions referred to in section 16-113(a) of the Public Utilities Act relative to these customers is equivalent to or better than the evidence of those market conditions that existed for customers with a demand for electricity of three megawatts or more that was presented to the Commission in Docket No. 02-0479. This Agreement does not reflect any Party's position regarding the burden of proof necessary to declare a tariffed service competitive pursuant to Section 16-113(a) of the Public Utilities Act.

        Customers who are taking service under Rider GCB—Governmental Consolidated Billing shall be exempt from any such one megawatt competitive declaration. ComEd shall give notice so that Rider GCB-eligible customers will have time to get onto that Rider prior to the competitive declaration and, thus, get the advantage of the exemption.

        8.    Power Purchase Agreement

            (a)    Full Requirements Power Purchase Agreement

        ComEd will enter into a power purchase agreement (the "ExGen PPA") with Exelon Generation Company, LLC ("Exelon Generation") for the period from PJM Day 2 through December 31, 2006, whereunder Exelon Generation will supply ComEd's full requirements for power for such period. The Parties have reviewed the final version of the ExGen PPA, which will be executed if this Agreement becomes effective, and shall not challenge at any time ComEd's entry into, or the terms and conditions of, the ExGen PPA before any regulatory agency or court with jurisdiction.2

2
If the final power purchase agreement executed by ComEd and ExGen deviates in any significant way from this final version, the Parties reserve their rights to challenge that agreement.

        Notwithstanding the foregoing, if in any proceeding(s) before any regulatory agency or court of competent jurisdiction addressing ComEd's entry into, or the terms and conditions of the ExGen PPA, a party (including the Staff of the ICC) raises issues other than ComEd's entry into, or the terms and conditions of the ExGen PPA, including, but not limited to, issues relating to the post-December 31, 2006 power purchasing practices of ComEd or any other Illinois utility ("Non-PPA Issues"), the Parties may participate fully in such proceeding(s) to address those Non-PPA Issues.

            (b)    Decommissioning

        The Parties (other than the GCI Parties) agree that the ExGen PPA does not provide implicit or explicit recovery of nuclear decommissioning costs. Therefore, the Parties (other than the GCI Parties) agree that nuclear decommissioning costs shall continue to be recovered by ComEd from retail customers through Rider 31 for the years 2005 and 2006 in an amount of $73 million per year (as trued up and reconciled pursuant to Rider 31), subject to the terms of the Commission's December 20, 2000, Order in ICC Docket No. 00-0361 (providing, in Section 11C of that Order, that ComEd's recovery of decommissioning costs in 2005 and 2006 will be linked to the amount of energy ComEd purchases from Exelon Generation's nuclear plants previously owned by ComEd). The GCI Parties shall not oppose the concepts stated in this subsection.

        9.    Program and Research Funding

            (a)    Program Funding

        ComEd shall provide the indicated funding for each of the following programs. Such funding shall be made in four equal installments with the first installment due within ten days of the effectiveness of this Agreement (as provided in Section 14) and each of the three subsequent installment due on or before the 20th of January in each succeeding year.

            (i)  $24 million to be used for programs, including energy and environmental programs; $21 million to be used in programs administered by the City of Chicago and $3 million to be used in programs administered by the County of Cook.

          (ii)  $16 million to be used as determined by the Citizens Utility Board, the City of Chicago and the State's Attorney for Cook County (the "Cook County State's Attorney"), including for such purposes as a residential refrigerator recycling program, a compact fluorescent light bulb program, an air-conditioner (window unit) swap program, and residential consumer education and research. This program shall be administered by the Citizens Utility Board.

            (b)    Research Funding

        ComEd shall provide the indicated funding for the following research programs. Such funding shall be paid within ten days of the effectiveness of this Agreement (as provided in Section 14).

            (i)  $1 million to be used as determined by the Citizens Utility Board, the City of Chicago and the Cook County State's Attorney, including for the study, development and presentation of post-transition electricity supply/procurement mechanisms.

          (ii)  $300,000 to be used as determined by the County of Cook, including a rate optimization study.

            (c)    Emergency Generator Fund

        ComEd shall provide $11 million for a reimbursement fund for BOMA Chicago and its member buildings as of December 31, 2002, for the expenses of BOMA/Chicago and the expenses incurred by its member buildings in order to comply with the emergency generator or alternative minimum requirements of the 2000 amendments to the Chicago Electrical Code, distributed on a basis to be determined by BOMA/Chicago. Such payment shall be made in two equal installments, with the first being made on May 15, 2003 and the second being made on December 15, 2003. BOMA/Chicago agrees to use its best efforts to encourage recipients to participate in a curtailment program.

        10.    Rider GCB—Governmental Consolidated Billing

        There is a dispute (among ComEd and GCI) regarding who is eligible to take service under Rider GCB. ComEd will not contest the GCI definition—that additional entities can be eligible for Rider GCB so long as they become parties to the pre-existing "Alliance" agreement to which the City of Chicago is currently a party—and will provide service to additional entities, including Cook County should the County participate, under Rider GCB who sign on to the "Alliance" agreement; and the City of Chicago shall vote to include Cook County as an "Alliance" member, provided that the Local Government Electric Power Alliance does not extend the "Alliance" agreement to entities that will be put on Rider GCB and that taken together would have an aggregate non-coincident peak load (load to be measured as reasonably anticipated as of the time of signing the Alliance agreement) in excess of 75 MW; and provided further that the preceding proviso shall not prevent an extension of the "Alliance" agreement to entities that will not be placed on Rider GCB.

            11.    CTA Rate Issues

        ComEd agrees the Chicago Transit Authority ("CTA") can leave its current service contract to take service under the PPO or from an ARES and, after giving notice as required by Rider PPO, Rate RCDS, or such other rate as is applicable, come back to its current service contract. ComEd confirms that it interprets Rate RCDS to include the non-rate provisions contained in the CTA's current service contract.

            12.    Green Power

        ComEd shall create, offer and implement, in partnership with the City of Chicago, a renewable energy based program designed to meet the following percentage of in-City residential load (using previous year's sales figures for bundled service): 2004—1% and 2006—3%. The program to be developed may include renewable resources, including, but not limited to, landfill gas and wind. The program to be developed for in-City residential load shall not be used to argue against enactment of State legislation establishing a renewable portfolio standard.

            13.    Street Lighting

        ComEd will work with the City of Chicago to provide information related to ComEd's charges for street lighting so that the City may determine its charges under the tariff vis-à-vis alternatives.

        14.    Approval and Support, and Effectiveness of, this Agreement

            (a)    Support

        The Parties acknowledge that they view this Agreement as a package. The Parties shall:

            (i)  fully support the terms set forth in this Agreement, except as otherwise noted with respect to the GCI Parties,

          (ii)  use reasonable commercial efforts to prepare and file all necessary testimony, pleadings, proposed orders and other filings with applicable regulatory and judicial bodies in all proceedings in which they are or become a party in order to implement the provisions of this Agreement,

          (iii)  use reasonable commercial efforts (a) to obtain any necessary approval by the ICC of the tariffs attached as Exhibit P (Tariff Provisions, including MEP) to this Agreement, (b) to secure the dismissal of the Pending Appeal and the Pending POLR Appeal and (c) in the case of ComEd, to make the payments referenced in Section 9, in a coordinated fashion.

Without limiting the generality of the foregoing, the Parties concur that the tariffs, motions, testimony, affidavits and proposed orders attached to this Agreement accurately reflect the terms of this Agreement. ComEd shall execute and/or file with the ICC those tariffs, motions, testimony, affidavits and proposed orders, and the other Parties shall execute and file the corresponding supporting pleadings in the proceedings in which they are a party.

        The Parties (other than the GCI Parties) shall not challenge or raise claims inconsistent with this Agreement (including challenges to, or complaints about, or proposed modifications to, the MVEC/CTC methodology or rates set according to this Agreement) in any proceeding before any court, regulatory agency, or other forum, and that they shall not directly or indirectly initiate or support any action at the ICC or a court that would have the effect of reducing ComEd's tariffed revenues before January 1, 2007, (e.g., by increasing the MVEC, reducing CTCs, or reducing tariffed rates); provided, however, that the Parties will have the rights reserved in Section 4(a)(ii) regarding petitioning the ICC to open a proceeding to establish new DST rates effective January 1, 2006 (and supporting or opposing such a petition); and, provided further that, pursuant to Section 4(c) above, the plant to be reflected in ComEd's delivery services rates, as indicated on Appendix A to Exhibit M (DST Proposed Order), shall be considered prudent, just and reasonable, and used and useful.

        It is understood that the GCI Parties have statutory obligations that require them to monitor and regulate specified conduct and activities, such as competitive practices, employment practices, environmental practices and consumer protection.3 This Agreement shall not be construed as limiting the GCI Parties in the discharge of their obligations. In addition, the Parties may contest any filing by ComEd that would increase ComEd's tariffed revenues in a manner not consistent with this Agreement—e.g., through the use of an MVEC/CTC methodology that is not modified as contemplated in this Agreement.

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Those statutory obligations include without limitation the Public Utilities Act, the Consumer Fraud and Deceptive Practices Act, the Environmental Laws and Regulations, the federal and state Antitrust laws, Employment law and Employment Discrimination Law, the state and federal Civil Rights Laws, state and local tax laws, the laws of Eminent Domain, the Illinois Criminal Code and any other law, statute and ordinance under which the governmental agency or unit is so authorized to act.

            (b)    Effectiveness

        This Section 14 and Sections 5 (second sentence only), 15 and 19 shall be effective upon execution by all Parties. The remaining provisions of this Agreement shall become effective ten days following, and the effectiveness of their terms is expressly conditioned upon, the receipt of all necessary orders

(i.e., from the ICC) in final, enforceable form (not subject to rehearing and not subject to a stay or a pending motion for a stay), approving the relevant terms of this Agreement without modification, deletion, or conditions.

        In the event that (i) the ICC has not approved all of the tariffs and adopted all of the proposed orders attached hereto or has not entered final orders, as contemplated herein, in ICC Docket Nos. 02-0479 (HEP), 02-0671 (MVI), 01-0423 (DST Rate Case), by March 21, 2003, and (ii) the relevant Parties have not filed their motions to dismiss the Pending Appeal and the Pending POLR Appeal within three days after the orders of the ICC referenced above are no longer subject to rehearing, then this Agreement (other than Sections 5 (second sentence only) and 19, which shall remain effective) shall not become effective, and shall terminate and be of no further force or effect.

            (c)    Post-Effectiveness Support

        Except as otherwise provided for the GCI Parties, each Party shall support and defend the terms of this Agreement in any forum in which those terms are challenged. In the event that, subsequent to the effectiveness of this Agreement, any material provision of this Agreement, or an order approving a material provision of this Agreement, is found invalid or unenforceable or is overturned or modified or deleted by a court or the ICC or another tribunal, then this Agreement (other than Sections 5 (second sentence only) and 19) shall become void on a going-forward basis fifteen days after the order or decision is entered, unless amended by all the Parties in accordance with Section 17 to ratify the continued effectiveness of this Agreement. Notwithstanding any such voidness, the GCI Parties shall not be required to refund any payments referred to in Section 9 that they have received prior to that time except to the extent that their actions are responsible for such voidness.

        15.    Conditional Rehearing Requests

        In light of the conditional nature of this Agreement as described in Section 14, and to provide the flexibility needed to obtain all of the ICC orders, approvals, appellate court withdrawals and other actions required to effect this Agreement, the Parties agree that, on the 30th day following the entry of final orders in Docket Nos. 02-0479, 01-0423, 02-0656, 02-0671, 02-0672 and 02-0834, each Party with standing in those proceedings shall file a conditional application for rehearing in each such proceeding for which rehearing is possible. Such conditional applications shall state that, if the actions necessary to effect this Agreement as described in Section 14 are completed and not changed, then such conditional applications shall automatically be withdrawn and have no effect. Such conditional applications shall also state that, if any action necessary to effect this Agreement as described in Section 14 are not completed as of the 20th day following the date on which such conditional applications are filed, then the Parties request that the ICC grant the applications, revoke the orders and approvals issued by the ICC that are the subject of this Agreement, and re-institute the subject proceedings with the record in each proceeding as it existed prior to the entry of the orders and approvals requested by the Parties in their Motions and Stipulations in each proceeding, including withdrawn testimony, if any.

        16.    Public Interest

        The Parties agree that the terms and conditions of this Agreement, in their totality, are in the public interest and that the public will affirmatively benefit and be convenienced as a result of this Agreement.

        17.    Amendment

        No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by all of the Parties, and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.

        18.    Governing Law and Forum Selection

        This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois. Any disputes among the Parties regarding the enforcement of this Agreement shall be resolved through the commencement of appropriate action in the Circuit Court of Cook County.

        19.    Agreement

            (a)    No Admissions

        This Agreement (including its exhibits) is entered to facilitate the implementation of various matters so as to avoid the time, expense and uncertainty of litigation. This Agreement and the attached exhibits (including any drafts thereof and any correspondences, other communications or discussions related thereto) shall not constitute, and they shall not be construed or interpreted to constitute, an admission of any kind by any Party with respect to any legal or factual issue in any of the proceedings, appeals or issues being addressed under this Agreement (or the attached exhibits) or with respect to any other proceeding or dispute. This Agreement and the attached exhibits (including any drafts thereof and any correspondences, other communications or discussions related thereto) shall not be offered or entered into evidence by any Party in any proceeding before the ICC or any other administrative agency or in any court, except in connection with the proceedings related to the performance, implementation or enforcement of this Agreement. The matters memorialized in this Agreement shall be construed as an indivisible whole. No part of this Agreement may be construed as placing a valuation on any of the individual appeals or claims that are the subject of this Agreement.

            (b)    No Precedental Value

        This Agreement and the attached exhibits (including any drafts thereof and any correspondences, other communications or discussions related thereto) shall not have any precedental value in proceedings that address ComEd's rates, tariffs or power procurement practices after the transition period that ends December 31, 2006 (with the exception of Section 4(c) above, which provides that the plant requested in ComEd's 2001 delivery service rate case to be reflected in ComEd's delivery services rates shall be considered prudent, just and reasonable, and used and useful in future rate proceedings). The ExGen PPA referred to in Section 8 shall not have any precedental value in proceedings that address ComEd's rates, tariffs or power procurement practices after the transition period that ends December 31, 2006. Section 7 of this Agreement shall not have any precedental value in proceedings that address ComEd's rates, tariffs or power procurement practices after the transition period that ends December 31, 2006.

        If the entirety of this Agreement does not become effective as contemplated by Section 14, then it and the attached exhibits (including any drafts thereof and any correspondences, other communications or discussions related thereto) shall not have any precedental value or constitute any evidence of any Party's position or willingness to accept a particular approach or result.

            (c)    Effectiveness of this Section

        This Section 19 shall become effective upon the execution of this Agreement and shall remain effective notwithstanding any failure of the remaining provisions of this Agreement to become effective.

        20.    Post-Transition Procurement

        The GCI Parties agree to participate with ComEd in an informal or formal process to study the development of post-transition electricity supply/procurement mechanisms.

        21.    Headings; Interpretation

        Section, Appendix and Exhibit titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. This Agreement (including the Appendix and Exhibits) was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement or the attached Appendix or Exhibits.

        22.    Execution

        This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        23.    Authority

        Each of the undersigned individuals (other than the individual signing on behalf of the City of Chicago, who makes no such representation or warranty) represents and warrants that he or she has the right and authority to enter into this Agreement and to bind the Party on whose behalf he or she has signed.

        24.    Entire Agreement

        This Agreement (including certain memoranda of understanding dated the date hereof) contains the entire and complete agreement of the Parties as to the matters set forth herein and supersedes any and all prior agreements (including the Agreement Regarding Various Matters Involving or Affecting Rates For Electric Service Offered by Commonwealth Edison Company dated as of February 28, 2003 among certain of the Parties) with respect to those matters.

        25.    Successors and Assigns

        This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

        26.    Third Party Beneficiaries

        Nothing in this Agreement, either expressed or implied, is intended or shall be interpreted to give or confer any rights or remedies upon or to any person or entity other than the Parties.

Dated this 3rd day of March, 2003.

Commonwealth Edison Company
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APPENDIX

DEFINITIONS

        "GCI Parties" means the City of Chicago, Illinois and the State's Attorney of Cook County, and the Citizens Utility Board.

        "Customer Transition Charge" or "CTC" shall mean generally the "transition charge" defined in Section 16-102 of the Public Utilities Act (220 ILCS 5/16-102) and specifically the charge referred to in ComEd's tariff Rate CTC—Customer Transition Charge and Rider CTC-MY—Customer Transition Charges—Multi-Year (Experimental).

        "Market Value Index" or "MVI" shall mean generally "an exchange traded or other market traded index, options or futures contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy" in the determination of the market value for electric power and energy as described in Section 16-112(a)(i) of the Public Utilities Act (220 ILCS 5/16-112(a)(i)).

        "Market Value Energy Charge(s)" or "MVEC(s)" shall mean the charges defined in the Market Value Energy Charges section of ComEd's tariff Rider PPO—Power Purchase Option (Market Index).

        "PJM" shall mean PJM Interconnection, LLC, or another or successor region transmission organization responsible for the administration of transmission in the ComEd service area.

        "PJM Day 1" shall mean the date on which ComEd transfers control of its transmission assets to PJM.

        "PJM Day 2" shall mean the date on which ComEd becomes integrated into the PJM market.

        "Proposed MVI Methodology" shall mean the annual and multi-year MVI methodology as included in tariff revisions filed by ComEd on October 1, 2002, which are currently under investigation in ICC in Docket No. 02-0671.

        "2002 Base Consumption" shall mean 10,588 GWH. This is the total annual megawatt-hours consumption for the most recent 12 billing months of all customers receiving RES-flowed electricity from RESs unaffiliated with ComEd as of January 2, 2003 (for purposes of the calculations in Section 2(g) only, customer load on Rider ISS will be considered to be, and counted as, RES-flowed electricity if the customer was receiving RES-flowed electricity, other than from a ComEd RES affiliate, immediately prior to being placed on Rider ISS).

        "2003 Annual Consumption" shall mean the total annual megawatt-hours consumption for the most recent 12 billing months of all customers receiving RES-flowed electricity from RESs unaffiliated with ComEd as of the first business day of January 2004 (for purposes of the calculations in Section 2(g) only, customer load on Rider ISS will be considered to be, and counted as, RES-flowed electricity if the customer was receiving RES-flowed electricity, other than from a ComEd RES affiliate, immediately prior to being placed on Rider ISS).

        "2004 Annual Consumption" shall mean the total annual megawatt-hours consumption for the most recent 12 billing months of all customers receiving RES-flowed electricity from RESs unaffiliated with ComEd as of the first business day of January 2005 (for purposes of the calculations in Section 2(g)only, customer load on Rider ISS will be considered to be, and counted as, RES-flowed electricity if the customer was receiving RES-flowed electricity, other than from a ComEd RES affiliate, immediately prior to being placed on Rider ISS).

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        "2005 Annual Consumption" shall mean the total annual megawatt-hours consumption for the most recent 12 billing months of all customers receiving RES-flowed electricity from RESs unaffiliated with ComEd as of the first business day of January 2006 (for purposes of the calculations in Section 2(g) only, customer load on Rider ISS will be considered to be, and counted as, RES-flowed electricity if the customer was receiving RES-flowed electricity, other than from a ComEd RES affiliate, immediately prior to being placed on Rider ISS).

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  Exhibit 10-41